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                                                                   EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into effective as of October 8, 2003 (the "Effective Date"), by and between ORIGEN FINANCIAL, INC., a Delaware corporation ("Parent"), ORIGEN FINANCIAL L.L.C., a Delaware limited liability company (the "Company") and MARK W. LANDSCHULZ (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, Company desires to employ the Executive, and the Executive desires to be employed by Company, on the terms and subject to the conditions set forth below.

         NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

         1.       Employment.

                  (a) Company agrees to employ the Executive and the Executive accepts the employment, on the terms and subject to the conditions set forth below. During the term of employment hereunder, the Executive shall serve as the Executive Vice President, Portfolio Management of Company, and shall do and perform diligently all such services, acts and things as are customarily done and performed by the Executive Vice President of companies in similar business and in size to Company, together with such other duties as may reasonably be requested from time to time by the Board of Managers of Company (the "Board"), which duties shall be consistent with the Executive's positions as set forth above. Executive shall also serve as the Executive Vice President, Portfolio Management of Parent without additional compensation therefor.

                  (b) For service as an officer and employee of Company, the Executive shall be entitled to the full protection of the applicable indemnification provisions of the Certificate of Organization and Operating Agreement of Company, as they may be amended from time to time. Company agrees that the Executive will be named as an additional insured under Company's and/or Parent's Directors' and Officers' Errors and Omissions Insurance during his employment hereunder.

         2.       Term of Employment.

                  Subject to the provisions for termination provided below, the term of the Executive's employment under this Agreement shall commence on the date of this Agreement and shall continue thereafter for a period of three years; provided however, that the term of this Agreement shall be automatically extended for successive terms of one year each, unless either party notifies the other party in writing of its desire to terminate this Agreement at least 180 days before the end of the term then in effect. The date that this Agreement is scheduled to expire in accordance with the foregoing sentence is referred to as the "Contract Term Date." In the event that the term of this Agreement is automatically extended pursuant to this paragraph 2, the Base

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Salary (as defined in paragraph 4 (b) below) then in effect shall be increased by five percent (5%) for each successive one-year extension.

         3.       Devotion to Company's Business.

                  The Executive shall devote his entire productive time, ability and attention to the business of Company and Parent during the term of this Agreement; however, the expenditure of reasonable amounts of time to various charitable and other community activities, or to the Executive's own personal investments and projects, provided the amount of time so devoted does not materially impair, detract or adversely affect the performance of the Executive's duties under this Agreement, shall not be deemed a breach of this Agreement.

         4.       Compensation.

                  (a) During the term of this Agreement, Company shall pay or provide, as the case may be, to the Executive the compensation and other benefits and rights set forth in Sections 4, 5 and 6 of this Agreement.

                  (b) Base Compensation. As compensation for the services to be performed hereafter, Company shall pay to the Executive, during his employment hereunder, a base salary (the "Base Salary") payable in accordance with Company's usual pay practices (and in any event no less frequently than monthly) at the rate of:

                           (i)      One Hundred Ninety Thousand Dollars
                  ($190,000) for the first year;

                           (ii) Two Hundred Thousand Dollars ($200,000) for the second year; and

                           (iii) Two Hundred Ten Thousand Dollars ($210,000) thereafter.

                  (c) Incentive Compensation. Executive shall be eligible to receive an award under any bonus plan adopted by the Board of Parent which may be established for the payment of an annual incentive bonus to the Executive on the terms and conditions set forth therein and shall also be eligible to receive such other bonus as determined by Parent's Board or compensation committee (collectively, "Incentive Compensation"). Employee's opportunity for Incentive Compensation shall be not less than 100% of his Base Salary.

                  (d) Disability. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (the "Disability Period"), the Executive shall continue to receive his full Base Salary, bonuses and other benefits at the rate in effect for such period until his employment is terminated by Company pursuant to
Section 7(a)(iii) hereof; provided, however, that payments so made to the Executive during the Disability Period shall be reduced by the sum of the amounts, if any, which were paid to the Executive at or prior to the time of any such payment under disability benefit plans of Company.

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         5.       Benefits.

                  (a) Insurance. Company shall provide to the Executive life, disability, medical, hospitalization and dental insurance for himself, his spouse and eligible family members as may be determined by the Board to be consistent with industry standards.

                  (b) Benefit Plans. The Executive, at his election, may participate, during his employment hereunder, in all retirement plans, 401(K) plans and other benefit plans of Company generally available from time to time to other executive employees of Company, Parent or their subsidiaries (the "Subsidiaries") and for which the Executive qualifies under the terms of the plans (and nothing in this Agreement shall or shall be deemed to in any way affect the Executive's right and benefits under any such plan except as expressly provided herein). The Executive shall also be entitled to participate in any equity, stock option or other employee benefit plan that is generally available to senior executives, as distinguished from general management, of Company, Parent or the Subsidiaries. The Executive's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

                  (c) Annual Vacation. The Executive shall be entitled to four weeks vacation time each year without loss of compensation. The Executive may be absent from his employment for vacation on dates to be mutually agreed upon by Company and the Executive, and approval of Company shall not be unreasonably withheld. In the event that the Executive is unable for any reason to take the total amount of vacation time authorized herein during any year, he may accrue such unused time and add it to the vacation time for any following year. Upon any termination of this Agreement for any reason whatsoever, accrued and unused vacation time shall be paid to the Executive within ten days of such termination based on the Base Salary in effect on the date of such termination; provided, however, that no more than 20 days of accrued vacation time may be carried over at any time.

         6.       Reimbursement of Business Expenses.

                  Company shall reimburse the Executive or provide him with an expense allowance during the term of this Agreement for travel, entertainment, business development and other expenses reasonably and necessarily incurred by the Executive in connection with Company's business. The Executive shall furnish such documentation with respect to reimbursement to be paid hereunder as Company shall reasonably request.

         7.       Termination of Employment.

                  (a) The Executive's employment under this Agreement may be terminated:

                           (i) by either the Executive or Company at any time for any reason whatsoever or for no reason upon not less than 60 days written notice;

                           (ii) by Company at any time for "cause" as defined below, without prior notice;

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                           (iii)    by Company upon the Executive's "permanent
         disability" (as defined below) upon not less than 30 days written notice; and

                           (iv)     upon the Executive's death.

                  (b) For purposes hereof, for "cause" shall mean the material breach of any provision of this Agreement by the Executive which breach, if curable, continues uncured for a period of 20 days after the Executive's receipt of written notice of such breach from Company, or any action of the Executive (or the Executive's failure to act), which, in the reasonable determination of the Board of Parent or the Board of Company, involves fraud, or moral turpitude, or which, if generally known, would have a material adverse effect on Company, Parent and/or either of its reputation.

                  (c) For purposes hereof, the Executive's "permanent disability" shall be deemed to have occurred after 120 consecutive days during which the Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge his duties under this Agreement. The date of permanent disability shall be such 121st day. In the event either Company or the Executive, after receipt of notice of the Executive's permanent disability from the other, disputes that the Executive's permanent disability shall have occurred, the Executive shall promptly submit to a physical examination by the chief of medicine of any major accredited hospital in Michigan and, unless such physician shall issue his written statement to the effect that in his opinion, based on his diagnosis, the Executive is capable of resuming his employment and devoting his full time and energy to discharging his duties within 90 days after the date of such statement, such permanent disability shall be deemed to have occurred.

         8.       Compensation Upon Termination or Disability.

                  (a) If (i) Company terminates the Executive's employment under this Agreement without "cause" pursuant to paragraph 7(a)(i) hereof, or
(ii) Executive voluntarily terminates this Agreement for Good Reason (as defined below), or (iii) the Company notifies the Executive of its desire to terminate this Agreement pursuant to paragraph 2 hereof, the Executive shall be entitled to any unpaid Base Salary, Incentive Compensation and benefits accrued and earned by him hereunder up to and including the effective date of such termination, which shall be paid by Company to the Executive within 30 days of the effective date of such termination, and, if the Executive fully complies with paragraph 10 of this Agreement, Company shall pay the Executive during each of the 12 months following the effective date of termination an amount equal to a pro rata portion of (y) the annual Base Salary that would otherwise be payable during such month, and (z) only upon the occurrence of an event specified in paragraph 8(a)(i) or 8(a)(ii) hereof, sixty-six percent (66%) of the amount of any cash bonus awarded to Employee in the Company's immediately prior fiscal year (the "Severance Payment"). For purposes hereof, "Good Reason" means the occurrence of the following events: (i) a substantial adverse change, not consented to by Executive, in the nature or scope of Executive's responsibilities, authority or duties hereunder, or (ii) the requirement that Executive relocate to another location of the Company outside a thirty-five (35) mile radius from the location of Executive's office as of the date hereof for a period of greater than 30 days. Notwithstanding the foregoing, Company, in its

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sole discretion, may elect to make the Severance Payment to the Executive in one lump sum due within 30 days of the Executive's termination of employment.

                  (b) In the event of termination of the Executive's employment under this Agreement for "cause" or if the Executive voluntarily terminates his employment hereunder, the Executive shall be entitled to no further compensation or other benefits under this Agreement, except only as to any unpaid Base Salary, Incentive Compensation and benefits accrued and earned by him hereunder up to and including the effective date of such termination.

                  (c) In the event of termination of the Executive's employment under this Agreement due to the Executive's permanent disability or death, the Executive (or his successors and assigns in the event of his death) shall be entitled to any unpaid Base Salary, Incentive Compensation and benefits accrued and earned by him hereunder up to and including the effective date of such termination, which shall be paid by Company to the Executive or his successors and assigns, as appropriate, within 30 days of the effective date of such termination, and Company shall pay the Executive monthly an amount equal to one-twelfth of the Base Salary that would otherwise be payable under this Agreement for a period of 12 months if the Executive fully complies with paragraph 10 of this Agreement (the "Disability Payment"); provided, however, that payments so made to the Executive shall be reduced by the sum of the amounts, if any, which: (i) were paid to the Executive at or prior to the time of any such payment under disability benefit plans of Company, and (ii) did not previously reduce the Base Salary, Incentive Compensation and other benefits due the Executive under paragraph 4(d) of this Agreement. Notwithstanding the foregoing, Company, in its sole discretion, may elect to make the Disability Payment to the Executive in one lump sum due within 30 days of the Executive's termination of employment.

                  (d) Regardless of the reason for termination of the Executive's employment hereunder, Incentive Compensation and benefits shall be prorated and paid for any period of employment not covering an entire year of employment.

                  (e) Notwithstanding anything to the contrary in this paragraph 8, Company's obligation to pay, and the Executive's right to receive, any compensation under this paragraph 8, including, without limitation, the Severance Payment and the Disability Payment, shall terminate upon the Executive's breach of any provision of paragraph 10 hereof. In addition, the Executive shall promptly forfeit any compensation received from Company under this paragraph 8, including, without limitation, the Severance Payment and the Disability Payment, upon the Executive's breach of any provision of paragraph 10 hereof.

                  (f) Notwithstanding anything to the contrary in this paragraph 8, all Severance Payments are contingent on Executive signing a release of claims, substantially in the form attached hereto as Exhibit A.

         9. Stock Options. In the event of termination of the Executive's employment under this Agreement for "cause", all stock options in Parent or other stock-based compensation awarded to the Executive shall lapse and be of no further force or effect whatsoever. In the event that the Company terminates the Executive's employment under this Agreement without "cause",

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a stock option or award may be exercised within 90 days following termination, but only to the extent it was otherwise exercisable at the time of termination.

         10.      Covenant Not To Compete and Confidentiality.

                  (a) The Executive acknowledges Company's and Parent's reliance and expectation of the Executive's continued commitment to performance of his duties and responsibilities under this Agreement. In light of such reliance and expectation on the part of Company and Parent, the Executive agrees to the provisions set forth below:

                           (i) Executive shall not compete with the Company or Parent as defined in this paragraph 10(a)(i), for a period commencing on the Effective Date and ending upon:

                                    (A)      if this Agreement terminates on the
                           Contract Term Date having run its full course, the first anniversary of the terminate date,

                                    (B)      if this Agreement is terminated by
                           the Company under paragraph 7(a)(ii) or by Executive under paragraph 7(a)(i), the later to occur of (I) the Contract Term Date or (II) one year from the date of termination, or

                                    (C)      The Company terminates this
                           Agreement under paragraph 7(a)(i), the first anniversary of the termination date.

                  The phrase "shall not compete with the Company or Parent" means that Executive shall not, directly or indirectly, engage in, or have an interest in or be associated with (whether as an officer, director, stockholder, partner, associate, employee, consultant, owner or otherwise) any corporation, firm or enterprise which is engaged in the manufactured home finance business or any other business activity of the Company or Parent in which Executive has any involvement during the term of this Agreement anywhere within the continental United States or Canada (the "Business"); provided, however, that Executive shall be permitted to make passive investments in real estate and technology, active investments in real estate and technology that do not interfere or conflict with the performance of Executive's duties or directly compete with the Business, and passive investments in the stock of any publicly traded business (including a competitive business), so long as the stock investment in any competitive business does not rise above one percent (1%) of the outstanding shares of such business.

                           (ii) the Executive will not at any time, for so long as any Confidential Information (as defined below) shall remain confidential or otherwise remain wholly or partially protectable, either during the term of this Agreement or thereafter, use or disclose, directly or indirectly, to any person outside of Company, Parent or any Affiliate any Confidential Information;

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                           (iii)    promptly upon the termination of this
         Agreement for any reason, the Executive (or in the event of the Executive's death, his personal representative) shall return to Company any and all copies (whether prepared by or at the direction of Company or Executive) of all records, drawings, materials, memoranda and other data constituting or pertaining to Confidential Information;

                           (iv) for a period commencing on the date of this Agreement and ending upon the expiration of 12 months from the termination of this Agreement for any reason, or in the event that the Executive is terminated without "cause", then for such period as the Executive is covered by the Severance Payment, the Executive shall not, either directly or indirectly, divert, or by aid to others, do anything which would tend to divert, from Company, Parent or any Affiliate any trade or business with any customer or supplier with whom the Executive had any contact or association during the term of the Executive's employment with Company or with any party whose identity or potential as a customer or supplier was confidential or learned by the Executive during his employment by Company; and

                           (v) for a period commencing on the date of this Agreement and ending upon the expiration of 12 months from the termination of this Agreement for any reason, or in the event that the Executive is terminated without "cause", then for such period as the Executive is covered by the Severance Payment, the Executive shall not, either directly or indirectly, solicit for employment any person with whom the Executive was acquainted while in Company's employ.

         As used in this Agreement, the term "Confidential Information" shall mean all business information of any nature and in any form which at the time or times concerned is not generally known to those persons engaged in business similar to that conducted or contemplated by Company, Parent or any Affiliate (other than by the act or acts of an employee not authorized by Company to disclose such information) and which relates to any one or more of the aspects of the present or past business of Company, Parent or any of the Affiliates or any of their respective predecessors, including, without limitation, patents and patent applications, inventions and improvements (whether or not patentable), development projects, policies, processes, formulas, techniques, know-how, and other facts relating to sales, advertising, promotions, financial matters, customers, customer lists, customer purchases or requirements, and other trade secrets.

                  (b) The Executive agrees and understands that the remedy at law for any breach by him of this paragraph 10 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of the Executive's violation of any legally enforceable provision of this paragraph 10, Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this paragraph 10 shall be deemed to limit Company's remedies at law or in equity for any breach by the Executive of any of the provisions of this paragraph 10 which may be pursued or availed of by Company.

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                  (c)      The parties acknowledge and agree that the covenants
set forth in this Section 10 above are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any covenant set forth in this Section 10, or any portion of any such covenant, is invalid or unenforceable, the remainder of the covenants set forth in this
Section 10 shall not be affected and shall be given full force and effect, without regard to the invalid covenant or the invalid portion. If any court determines that any covenant set forth in this Section 10, or any portion of any such covenant, is unenforceable because of its duration or geographic scope, such court shall have the power to reduce such duration or scope, as the case may be, and to enforce such covenant or portion in such reduced form.

         11. No Conflicting Agreements. The Executive represents and warrants that other than his position as an executive of Parent, he is not a party to any agreements, contracts, understandings or arrangements, whether written or oral, in effect which would prevent him from rendering exclusive services to Company during the term hereof, and that he has not made and will not make any commitment to do any act in conflict with this Agreement.

         12. Arbitration. Any dispute or controversy arising out of or relating to this Agreement shall be settled finally and exclusively by arbitration in the State of Michigan in accordance with the rules of the American Arbitration Association then in effect. Such arbitration shall be conducted by an arbitrator(s) appointed by the American Arbitration Association in accordance with its rules and any finding by such arbitrator(s) shall be final and binding upon the parties. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the Oakland County, Michigan Circuit Court for this purpose. Nothing contained in this Section 12 shall be construed to preclude Company from obtaining injunctive or other equitable relief to secure specific performance or to otherwise prevent a breach or contemplated breach of this Agreement by the Executive as provided in Section 10 hereof. The party against whom an award is rendered by the arbitrator(s) shall pay the other party's costs (including reasonable attorney fees) of the arbitration in an amount not to exceed $75,000 in the aggregate.

         13. Notice. All notices, requests, consents and other communications, required or permitted to be given hereunder to be given under this Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested addressed as follows:

                  If to Company:

                           Origen Financial L.L.C.
                           27777 Franklin Road
                           Suite 1700
                           Southfield, Michigan 48034


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                  If to Parent:

                           Origen Financial, Inc.
                           27777 Franklin Road
                           Suite 1700
                           Southfield, Michigan 48034

                  If to the Executive:

                           Mark W. Landschulz




                  In all events, with a copy to:

                           Jaffe, Raitt, Heuer & Weiss,
                             Professional Corporation
                           One Woodward Avenue, Suite 2400
                           Detroit, Michigan  48226
                           Attn:  Peter Sugar

                  14.      Miscellaneous.

                  (a) The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

                  (b) The rights and obligations of Company under this Agreement shall inure to the benefit of, and shall be binding on, Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of the Executive under this Agreement shall inure to the benefit of, and shall be binding upon, the Executive and his heirs, personal representatives and assigns. This Agreement is personal to Executive and he may not assign his obligations under this Agreement in any manner whatsoever.

                  (c) The failure of any party to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

                  (d) This Agreement supersedes all agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

                  (e) This Agreement shall be governed by and construed according to the laws of the State of Michigan.

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                  (f)      Captions and section headings used herein are for
convenience and are not a part of this Agreement and shall not be used in construing it.

                  (g) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                         [SIGNATURES ON FOLLOWING PAGE]

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         IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the date first written above.

EXECUTIVE:                      COMPANY:
                                ORIGEN FINANCIAL L.L.C.,
                                a Delaware limited liability company

/s/ Mark W. Landschulz          By: /s/ Ronald A. Klein
--------------------------          ----------------------------
Mark W. Landschulz              Its: CEO
                                    ----------------------------

                                PARENT:
                                ORIGEN FINANCIAL, INC.,
                                a Delaware corporation

                                By: /s/ Ronald A. Klein
                                   -----------------------------
                                Its: CEO
                                    ----------------------------



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